Exhibit 99.1

Q2 2011 Selected Operating and Financial Results

Unitymedia´s Speed Leadership Drives Consumer Demand for Bundled Products

Cologne, Germany — August 3, 2011. Unitymedia GmbH (“Unitymedia”), the second largest cable operator in Germany, today provides selected, preliminary unaudited historical and pro forma financial and operating information for the three and six months ended June 30, 2011. Unitymedia is a subsidiary of Liberty Global, Inc. (“Liberty Global”) (NASDAQ: LBTYA, LBTYB and LBTYK). A copy of this press release is available on Unitymedia´s (www.unitymedia.de) and Liberty Global´s (www.lgi.com) websites. In addition, Unitymedia’s unaudited interim financial statements with the accompanying notes are expected to be posted to both websites prior to the end of August 2011.

The financial and operating information presented for the six months ended June 30, 2010, is presented on a pro forma basis. Financial and operating information included in this release for all other periods is presented on a historical basis unless otherwise noted. For additional information, see footnote 1 on page 9. Operating and financial highlights for the three months (“Q2”) and six months (“H1”) ended June 30, 2011, as compared to the results for the same period last year (unless noted), include:

Operating Performance and Highlights:*

•                  Continued momentum of accelerated subscriber growth into Q2

•                  Total net RGU additions increased 37% to 99,400 in Q2 2011, as compared to 72,600 in Q2 2010

•                  Ongoing digital conversion and HD/DVR upsell into existing video base resulted in 43,800 digital video net additions during Q2 2011

•                  Current campaigns drove strong growth of broadband internet with 54,500 net additions during the quarter, a 26% year-over-year improvement

•                  Telephony base grew by 53,700 RGUs during Q2 2011 to 892,500 RGUs as over 95% of internet additions also took a voice product

•                  Increased retail presence to 70 Unitymedia shops in footprint as of June 30, 2011, up from 38 a year earlier to broaden sales channel mix and attract new customers

Financial Results:*

•                  Revenue increased 10% to €252 million during Q2 and 9% to €498 million in H1

•                  As a result of strong revenue performance, quarterly ARPU per customer relationship improved 10% to €16.28

•                  Adjusted EBITDA grew by 23% to €154 million in Q2 and 20% to €300 million in H1, representing margins of 61% and 60%, respectively

•                  Loss from continuing operations improved 5% to €34 million and 43% to €73 million for the three and six months ended June 30, 2011, respectively

•                  Capex was 25% of revenue during Q2 and 26% in H1

*                                         For definitions and reconciliations of certain financial and subscriber metrics, please see pages 8-10.

Unitymedia Operating Statistics Summary

	As of and for the three months ended June 30,
	2011 Historical	2010 Historical	Change

Footprint
Homes Passed(2)	8,702,200	8,816,600	(1)%
Two-Way Homes Passed(3)	8,241,800	8,188,100	1%

Subscribers (RGUs(4))
Analog Cable(5)	2,835,300	3,053,200	(7)%
Digital Cable(6)	1,633,300	1,455,500	12%
Total Video	4,468,600	4,508,700	(1)%
Internet(7)	894,600	682,000	31%
Telephony(8)	892,500	681,800	31%
Total RGUs	6,255,700	5,872,500	7%

Quarterly Q2 RGU Net Additions/(Losses)
Analog Cable	(52,600)	(55,700)	6%
Digital Cable	43,800	40,900	7%
Total Video	(8,800)	(14,800)	41%
Internet	54,500	43,400	26%
Telephony	53,700	44,000	22%
Total RGU Net Additions	99,400	72,600	37%

Penetration
Digital Cable as % of Total Video Subs(9)	36.6%	32.3%	430	bp
Internet as % of Two-Way Homes Passed(10)	10.9%	8.3%	260	bp
Telephony as % of Two-Way Homes Passed(10)	10.8%	8.3%	250	bp

Customer Relationships
Customer Relationships(11)	4,552,800	4,562,300		*
RGUs per Customer Relationship	1.37	1.29	6%

Customer Bundling
Single Play	80.0%	84.7%	(470	bp)
Double Play	2.6%	1.8%	80	bp
Triple Play	17.4%	13.5%	390	bp

Quarterly ARPU (€)(12)
ARPU per Customer Relationship	16.28	14.84	10%

* Less than 1%

For footnote disclosure, please refer to pages 9-10.

Subscriber Statistics

At June 30, 2011, we provided our 4.6 million customers a total of 6.3 million services, consisting of 4.5 million video, 894,600 internet and 892,500 telephony subscriptions. During the second quarter of 2011, we added 99,400 RGUs, which represents a 37% increase over our second quarter 2010 RGU net additions of 72,600. This year-on-year increase was primarily due to accelerated growth of internet and telephony RGUs and a stable trend in our basic video base. At June 30, 2011, advanced services, consisting of digital cable, internet and telephony, represented 55% of our total RGU base, as compared to 48% at June 30, 2010.

Our 4.5 million video subscriber base in the second quarter of 2011 was comprised of 2.9 million analog and 1.6 million digital subscribers. During the second quarter of 2011, we lost 8,800 video RGUs, representing the lowest churn within a quarter since the second quarter of 2009 for Old Unitymedia and an improvement of 41% compared to the respective prior year´s quarter loss of 14,800 RGUs as an increasing number of housing associations are reconnecting to our broadband cable network. The decrease in our analog video customer base was largely offset by the addition of 43,800 digital cable RGUs during the quarter ended June 30, 2011, primarily driven by the continued take-up of Unity3play, the ongoing conversion of our analog base into digital cable subscriptions and traction with our pay TV, HD and DVR services. Approximately 38% of our digital households subscribe to one or more premium pay TV and/or HD pay TV packages and/or DVR services, highlighting the strong demand for other non-basic digital products once a subscribing household is digitalized.

We continue to broaden our sales channel mix by opening new retail shops in various cities in our upgraded regions. As of June 30, 2011, we increased the number of Unitymedia retail shops to 70 as compared to 38 at the same date a year earlier. With this market approach we expect to attract new customer clientele that prefer personal consultancy in local shops.

In our promotions during the second quarter, we continued to emphasize our speed advantage and enriched our switcher campaigns with a German Formula 1 driver testimonial. New subscribers still enjoy free double and triple play services for up to six months if their existing DSL contract has a remaining life of over three months. This approach allows the customers to directly compare the speed advantage and other benefits of our product offerings to their existing DSL connection. Benefiting from the strong momentum and take-up of our bundled services, we added 54,500 internet and 53,700 telephony RGUs during the second quarter. These RGU net additions represent an improvement of over 20% in both internet and telephony additions, as compared to the second quarter 2010.

At June 30, 2011, 3.6 million customers or 80% of our customer base is still single play, either subscribing to video, internet or telephony, which shows the large potential within our existing customer base and an even higher potential in terms of the 8.7 million homes that we pass with our network. At the same time, we were able to upsell our advanced services to 20% of our customer base subscribing to two or more products, with 17.4% taking our Unity3play services and 2.6% opting for double play. As a result of the increased bundling penetration within our customer base, we have increased our RGUs per customer relationship by 6%, to 1.37x at June 30, 2011, and our ARPU per customer relationship by 10% to €16.28 for the three months ended June 30, 2011.

Financial Results

Unitymedia Preliminary Unaudited Selected Historical and Pro Forma Financial Results(1) for the Three and Six Months Ended June 30, 2011 and 2010 Based on EU-IFRS*

	Three months ended June 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Historical	Change

Revenue	252.4	230.4	10%

Adjusted EBITDA(13)	154.2	125.3	23%

Capital Expenditures (“CapEx”)(14)	62.7	62.6	N.M.

Key Financial Metrics
Adjusted EBITDA Margin(15)	61.1%	54.4%	670	bp
CapEx as % of Revenue	24.8%	27.2%	(240	bp)

	Six months ended June 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma	Change

Revenue	498.2	458.0	9%

Adjusted EBITDA(13)	300.0	249.7	20%

Capital Expenditures (“CapEx”)(14)	131.5	116.1	13%

Key Financial Metrics
Adjusted EBITDA Margin(15)	60.2%	54.5%	570	bp
CapEx as % of Revenue	26.4%	25.3%	110	bp

Revenue for the three and six months ended June 30, 2011, amounted to €252.4 million and €498.2 million, respectively, reflecting increases of 10% and 9%, respectively, over the corresponding three and six months ended June 30, 2010. These increases were primarily due to increased revenue from our advanced services, in particular from the continued take-up and strong momentum of our Unity3play product bundles and increased traction of our digital value-added services, such as our HD/DVR and pay TV tiers. The increase in our advanced services was partially offset by a decrease related to basic video subscriber churn resulting from previous price increases and competition.

Adjusted EBITDA for the three and six months ended June 30, 2011, increased by 23% and 20% year-on-year to €154.2 million and €300.0 million, respectively. This Adjusted EBITDA growth was driven by the increased revenue noted above, as well as increased operational leverage and stringent cost discipline. Our Adjusted EBITDA also was positively impacted by the €2.6 million aggregate benefit that resulted from the favorable settlement of certain operational contingencies during the second quarter of 2011, lower bad debt, lower network

* International Financial Reporting Standards, as adopted by the European Union (“EU-IFRS”).

costs and stable direct costs despite the higher RGU base. The increase in Adjusted EBITDA was partially offset by higher discounts as a result of promotional periods associated with our DSL switcher campaign as well as competition. Our Adjusted EBITDA margin for the three months ended June 30, 2011 was 61.1%, as compared to 54.4% for the three months ended June 30, 2010. Similarly, our Adjusted EBITDA margin for the six-month 2011 period increased 570 basis points to 60.2%, as compared to the corresponding 2010 period. We expect our Adjusted EBITDA growth rate in Q3 to be meaningfully lower than the 20% growth rate we reported for the first half of 2011, due to, among other factors, the phasing of marketing spend and other costs in 2011 vs. 2010.

Capital expenditures for the three months ended June 30, 2011, were €62.7 million or 24.8% of revenue, as compared to €62.6 million or 27.2% of revenue for the three months ended June 30, 2010. The change in capital expenditures was due in part to higher spend for customer premises equipment following the accelerated growth of our advanced services as well as related in-home wiring upgrade costs for broadband and HD/DVR, offset by lower network upgrade and improvement projects and delayed timing of certain projects. For the six months, our capital expenditures increased €15.4 million year-on-year to €131.5 million, representing 26.4% of revenue. The increase was due to the higher RGU growth and related expenditures and the impact of lower backbone upgrade activities during the first quarter of 2010. As a result of our RGU momentum, as well as the timing of certain project investments, we expect that our capital expenditures during the second half of 2011 will represent a higher percentage of revenue than the 26.4% we are reporting for H1.

As of June 30, 2011, our network was 95% upgraded for two-way services up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. We continued the roll-out of Euro DOCSIS 3.0 technology during Q2, with approximately 7.2 million homes passed or 82% of all homes passed capable of next-generation high-speed broadband services.

Capital Resources

The following table details our nominal, consolidated third-party financial debt as of June 30, 2011:

Unitymedia Financial Debt	Maturity Date	Interest Rate	Nominal Value
			in €millions

Euro Senior Secured Notes	Dec. 1, 2017	8.125%	1,430.0
USD Senior Secured Notes	Dec. 1, 2017	8.125%	582.4	(16)
Senior Notes	Dec. 1, 2019	9.625%	665.0
Revolving Credit Facility	Dec. 31, 2014	Euribor + 3.75%	80.0

The following table provides a reconciliation of our consolidated third-party financial debt and finance lease obligations to the EU-IFRS balance sheet value as of the indicated dates:

	June 30, 2011	December 31, 2010
	in € millions

Revolving Credit Facility, of which drawn	80.0	80.0
Euro Senior Secured Notes due 2017, Net of Issuance Discount	1,403.8	1,402.3
USD Senior Secured Notes due 2017, Net of Issuance Discount	571.0	620.2
Senior Notes due 2019, Net of Issuance Discount	651.0	650.5
Finance Lease Obligations	4.3	4.6
Subtotal	2,710.1	2,757.6

Capitalized Transaction Costs and Accrued Interest, net	(42.8)	(46.0)
Third-Party Financial Debt and Finance Lease Obligations per EU-IFRS Balance Sheet	2,667.3	2,711.6

Cash and Cash Equivalents	(100.0)	(58.7)
Net Debt(17)	2,567.3	2,652.9

About Unitymedia

Unitymedia is the second largest cable operator in Germany as measured by the number of video subscribers and a subsidiary of Liberty Global. We provide analog and digital cable television services as well as internet and telephony services to our customers who reside in our upgraded network area in the federal states of North Rhine-Westphalia and Hesse. As of June 30, 2011, Unitymedia served approximately 4.5 million video subscribers (including 1.6 million digital video subscribers), 0.9 million internet subscribers and 0.9 million telephony subscribers over a broadband communications network that passed approximately 8.7 million homes. More information on Unitymedia can be found at http://www.unitymedia.de.

Liberty Global is the leading international cable operator offering advanced video, voice and broadband internet services and operating state-of-the-art networks across 14 countries principally located in Europe, Chile, and Australia. Liberty Global’s operations also include significant programming businesses such as Chellomedia in Europe.

Disclaimer

This press release contains forward-looking statements, including our expectations with respect to our strategy and future growth prospects, including our ability to attract new customers through our retail shops and increase the number of housing associations connecting to our network, to increase the penetration of our advanced services and our ARPU per customer through bundled product offerings and enhanced digital video functionality and content; the timing and impact of our expanded roll-out of advanced products and services, including our next-generation broadband services and advanced digital video features; our projection of lower Adjusted EBITDA growth in the third quarter and higher capital expenditures as a percentage of revenue in the second half of the year and assessment of the reasons therefor; our insight and expectations regarding competitive and economic factors in our markets; and other information and statements that are not historical fact. These forward-looking statements involve certain risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these statements. These risks and uncertainties include the continued use by subscribers and potential subscribers of our services and their willingness to upgrade to our more advanced offerings, our ability to meet challenges from competition and economic factors, the continued growth in services for digital television at a reasonable cost, the effects of changes in technology and regulation, our ability to achieve expected operational efficiencies and economies of scale, our ability to generate expected revenue and Adjusted EBITDA, and control capital expenditures as measured by a percentage of revenue, as well as other factors detailed from time to time in Liberty Global’s filings with the Securities and Exchange Commission including Liberty Global’s most recently filed Forms 10-K/A and 10-Q. These forward-looking statements speak only as of the date of this release. We expressly disclaim any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in our expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based.

The financial information contained herein is preliminary and subject to change. We presently expect to issue our unaudited consolidated financial statements for the three and six months ended June 30, 2011 prior to the end of August 2011, at which time they will be posted to the investor relations section of the Unitymedia website (www.unitymedia.de) and the investor relations section of the Liberty Global website (www.lgi.com) under the fixed income heading.

Our financial condition and results of operations will be included in Liberty Global’s consolidated financial statements under generally accepted accounting principles (“GAAP”) in the United States (“U.S. GAAP”). We prepare our financial statements in accordance with EU-IFRS, and accordingly, the financial figures contained in this release are also prepared in accordance with EU-IFRS. There are significant differences between the U.S. GAAP and EU-IFRS presentations of our consolidated financial statements.

Contact Details

Investor Relations — Unitymedia		Corporate Communications — Unitymedia
Christian Fangmann	+49 221.37792.151	Katrin Köster	+49 221.37792.159

Investor Relations — Liberty Global
Christopher Noyes	+1 303.220.6693
Molly Bruce	+1 303.220.4202

Key Financial Overview and Reconciliation Based on EU-IFRS

	Three months ended June 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Historical

Revenue	252.4	230.4

Adjusted EBITDA(13)	154.2	125.3

Depreciation and Amortization Expense	(92.0)	(93.7)
Restructuring Costs and Other Operating Charges	(0.5)	(0.6)
Related Party Fees and Allocations(18)	(5.5)	(5.8)
Earnings Before Interest and Taxes (EBIT)	56.2	25.2

Net Financial Expense	(84.5)	(49.7)
Income Tax Expense	(5.7)	(11.4)
Loss from Continuing Operations	(34.0)	(35.9)

CapEx (14)	62.7	62.6

Adjusted EBITDA Margin(15)	61.1%	54.4%
CapEx as % of Revenue	24.8%	27.2%

	Six months ended June 30,
(in €m, unless otherwise noted)	2011 Historical	2010 Pro forma

Revenue	498.2	458.0

Adjusted EBITDA(13)	300.0	249.7

Depreciation and Amortization Expense	(185.1)	(185.4)
Restructuring Costs and Other Operating Charges	(0.5)	(24.0)
Related Party Fees and Allocations(18)	(13.0)	(11.6)
EBIT	101.4	28.7

Net Financial Expense	(164.3)	(144.5)
Income Tax Expense	(10.4)	(11.8)
Loss from Continuing Operations	(73.3)	(127.6)

CapEx (14)	131.5	116.1

Adjusted EBITDA Margin(15)	60.2%	54.5%
CapEx as % of Revenue	26.4%	25.3%

Footnotes

(1)

Unitymedia, formerly UPC Germany GmbH, is a subsidiary of Liberty Global. Unitymedia was formed by Liberty Global on October 15, 2009 in contemplation of the issuance of Senior and Senior Secured Notes (collectively, the “Unitymedia Senior Notes”) in connection with Unitymedia’s then potential acquisition of the entity (“Old Unitymedia”) that owned the second largest cable operator in Germany. On September 16, 2010, Old Unitymedia merged with Unitymedia and Unitymedia became the surviving entity (the “Unitymedia Merger”). The Unitymedia Merger, along with the new basis of accounting that resulted from Unitymedia’s January 28, 2010 acquisition from Unity Media S.C.A of 100% of Old Unitymedia (the “Liberty Global Transaction”), has been given effect as of January 28, 2010 in the historical consolidated financial statements of Unitymedia. As a result of the Unitymedia Merger, (i) Unitymedia has replaced Old Unitymedia as the reporting entity under the Indentures for the Unitymedia Senior Notes and (ii) in accordance with EU-IFRS, the historical financial statements of Unitymedia (a) do not cover periods prior to its October 15, 2009 formation date and (b) give effect to the Liberty Global Transaction on January 28, 2010. In order to present meaningful comparisons, the financial and statistical information presented in this earnings release for the six-month period ended June 30, 2010 is presented on a pro forma basis assuming that the formation of Unitymedia, the Unitymedia Merger, the Liberty Global Transaction and the refinancing of Old Unitymedia´s debt had all occurred on January 1, 2010. Accordingly, the historical results and financial position (each as adjusted for the new basis of accounting), and the capital expenditures and statistical information of Old Unitymedia are included in the Unitymedia amounts for all periods presented. The pro forma amounts for Unitymedia for the 2010 period ended on January 27, 2010, are derived from the historical financial statements of Old Unitymedia for the relevant period and should be read in conjunction with those historical consolidated financial statements and related notes thereto. Effective September 30, 2010, we closed down the DTH operations of Old Unitymedia’s arena segment. As a result, Old Unitymedia’s arena segment is presented as a discontinued operation for all periods presented. Accordingly, the financial and statistical information presented herein includes only our continuing operations.

(2)

Homes Passed are homes or residential multiple dwelling units that can be connected to our network without materially extending the distribution plant. Our Homes Passed counts are based on census data that can change based on either revisions to the data or from new census results. In Q1 2011 and Q4 2010, the number of homes passed has been reduced by non-organic adjustments of 29,400 and 130,200, respectively.

(3)

Two-way Homes Passed are Homes Passed by those sections of our network that are technologically capable of providing two-way services, including video, internet services and telephony services, up to the street cabinet, with drops from the street cabinet to the building generally added, and in-home wiring generally upgraded, on an as-needed, success-based basis. In Q1 2011 and Q4 2010, the number of homes passed has been reduced by non-organic adjustments of 29,700 and 123,900, respectively.

(4)

Revenue Generating Unit or RGU is separately an Analog Cable Subscriber, Digital Cable Subscriber, Internet Subscriber or Telephony Subscriber. A home or residential multiple dwelling unit may contain one or more RGUs. For example, if a residential customer subscribed to our digital cable service, telephony service and broadband internet service, the customer would constitute three RGUs. Total RGUs is the sum of Analog Cable, Digital Cable, Internet and Telephony Subscribers. RGUs generally are counted on a unique premises basis such that a given premises does not count as more than one RGU for any given service. On the other hand, if an individual receives one of our services in two premises (e.g. a primary home and a vacation home), that individual will count as two RGUs for that service. Each bundled cable, internet or telephony service is counted as a separate RGU regardless of the nature of any bundling discount or promotion. Non-paying subscribers are counted as subscribers during their free promotional service period. Some of these subscribers may choose to disconnect after their free service period.

(5)	Analog Cable Subscriber is a home or a residential multiple dwelling unit that receives our analog cable service over our broadband network.

(6)

Digital Cable Subscriber is a home or residential multiple dwelling unit that receives our digital cable service over our broadband network. We count a subscriber with one or more digital converter boxes that receives our digital cable service in one premises as just one subscriber. A Digital Cable Subscriber is not counted as an Analog Cable Subscriber. As we migrate customers from analog to digital cable services, we report a decrease in our Analog Cable Subscribers equal to the increase in our Digital Cable Subscribers.

(7)

Internet Subscriber is a home or residential multiple dwelling unit that receives internet services over our network. Our Internet Subscribers do not include customers that receive services from dial-up connections. We offer a 128Kbps wholesale internet service to housing associations on a bulk basis. As of June 30, 2011, our Internet Subscribers include approximately 5,700 subscribers within such housing associations who have requested and received a modem that enables the receipt of our wholesale internet service.

(8)	Telephony Subscriber is a home or residential multiple dwelling unit that receives voice services over our network.

(9)	Digital cable penetration is calculated by dividing digital cable RGUs by the total of digital and analog cable RGUs.

(10)	Internet and telephony penetration is calculated by dividing the internet and telephony RGUs by two-way homes passed.

(11)

Customer Relationships are the number of customers who receive at least one of our video, internet or voice services that we count as RGUs, without regard to which, or to how many services they subscribe. Customer Relationships generally are counted on a unique premises basis. Accordingly, if an individual receives our services in two premises (e.g., primary home and vacation home), that individual will count as two Customer Relationships.

(12)

ARPU per Customer Relationship refers to the average monthly subscription revenue per average Customer Relationship. The amount is calculated by dividing the average monthly subscription revenue (excluding fees from interconnection, installation, late fees and carriage) for the indicated period, by the average of the opening and closing balances for Customer Relationships for the period.

(13)

Adjusted EBITDA is not a GAAP measure as contemplated by the U.S. Securities and Exchange Commission’s Regulation G. Adjusted EBITDA is the primary measure used by our management to evaluate the company’s performance. Adjusted EBITDA is also a key factor that is used by our internal decision makers to evaluate the effectiveness of our management for purposes of annual and other incentive compensation plans. Under EU-IFRS, EBITDA is defined as profit before net finance expense, income taxes, depreciation, amortization and impairment. As we use the term, Adjusted EBITDA is defined as EBITDA before stock-based compensation, restructuring charges, related party fees and allocations charged by our parent company and certain other operating charges or credits. Other operating charges or credits include (i) gains and losses on the disposition of long-lived assets, (ii) direct acquisition costs, such as third-party due diligence, legal and advisory costs, and (iii) other acquisition-related items, such as gains and losses on the settlement of contingent consideration. Our internal decision makers believe Adjusted EBITDA is a meaningful measure and is superior to other available EU-IFRS measures because it represents a transparent view of our recurring operating performance that is unaffected by our capital structure and allows management to readily view operating trends and identify strategies to improve operating performance. We believe our Adjusted EBITDA measure is useful to investors because it is one of the bases for comparing our performance with the performance of other companies in the same or similar industries, although our measure may not be directly comparable to similar measures used by other public companies. Adjusted EBITDA should be viewed as a measure of operating performance that is a supplement to, and not a substitute for EBIT, net profit (loss) from continuing operations, cash flow from operating activities and other EU-IFRS measures of income or cash flows. Reconciliations of Adjusted EBITDA to our net profit (loss) from continuing operations are presented on page 8.

(14)	CapEx consist of expenditures for property, plant and equipment and intangibles (except for customer lists) as reported in our EU-IFRS cash flow statement, and do not include financial assets.

(15)	We define Adjusted EBITDA Margin to mean Adjusted EBITDA as a percentage of revenue.

(16)	Based on a USD/EUR exchange rate of 1.4510 as of June 30, 2011.

(17)

Net debt is the value of bonds and bank liabilities as shown in the EU-IFRS financial statements less cash on hand. Net debt is not a defined term under EU-IFRS and may not therefore be comparable with other similarly titled measures reported by other companies.

(18)	Represents charge from parent for general support and administration services rendered. In Q2 2011, €2.7 million of these charges were paid in cash.